Exhibit 99.2

FOR IMMEDIATE RELEASE

Comscore Provides Update on Strategic Alternatives Review Process
RESTON, Va., November 9, 2020 - Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting, and evaluating media across platforms, today provided an update regarding its review of strategic alternatives announced last year. Comscore's board of directors and management, supported by its legal and financial advisors, have conducted a thorough and deliberate review process.
Comscore confirmed today that it is in advanced discussions with respect to a recapitalization transaction with an anchor investor. The transaction, if consummated, would result in a significant reduction in Comscore's outstanding indebtedness, enhancing its balance sheet and liquidity profile. In addition, the transaction would provide for enhanced commercial relationships to support Comscore's growth initiatives.
Comscore and the other relevant parties are working to conclude negotiations. However, there can be no assurances regarding the timing of any action or transaction nor that the strategic review process will result in any particular outcome, including the transaction described above. The Company does not intend to provide additional updates unless or until it determines that further disclosure is necessary.
About Comscore
Comscore is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore's expectations, plans and opinions regarding a potential recapitalization transaction, reduction in outstanding indebtedness, balance sheet enhancement and liquidity profile, commercial relationships, growth initiatives, the timing to conclude negotiations, the Company's strategic review process, and the Company's intention to provide additional updates. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, changes in the timing or terms of the potential transaction; failure to obtain any required approvals or consents; external market conditions; changes in commercial relationships; and Comscore's ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Press
Neil Ripley
Comscore, Inc.
646-746-0579
press@comscore.com

Investors
Christopher Ferris
Comscore, Inc.
212-277-6547
cferris@comscore.com